Exhibit 2.1

AMENDMENT NO. 1
TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT is dated as of July 14, 2016 (this “Amendment”) and amends the Asset Purchase Agreement, dated as of May 11, 2016 (the “Agreement”), by and among PWW Acquisition LLC, a limited liability company organized under the laws of the State of Delaware (“Parent”), MediaMiser LLC, a Delaware limited liability company (“MMUS”), and MediaMiser Ltd., a limited company organized under the laws of England and Wales (together with MMUS, the “Buyer”). Capitalized terms not defined in this Amendment have the meanings set forth in the Agreement.

WHEREAS, Parent and the Buyer have agreed that it is in their best interests to amend the terms of the Agreement; and

WHEREAS, pursuant to Section 10.12 of the Agreement, Parent and the Buyer may amend the Agreement by an instrument in writing signed by the Buyer and by Parent.

NOW, THEREFORE, in consideration of the foregoing premises and the respective terms and conditions contained herein, the receipt and sufficiency of which is hereby acknowledged, Parent and the Buyer hereby agree as follows:

1. Amendment. The Agreement is hereby amended as follows:

(a) The following definitions are added (in applicable alphabetical order) to Section 1.1 of the Agreement:

“Escrow Agent” has the meaning set forth in Section 2.8(a).

“Escrow Agreement” has the meaning set forth in Section 2.8(a).

“Final Holdback Amount” has the meaning set forth in Section 2.8(c).

“Holdback Amount” means an aggregate amount equal to the result of (A) the result of (x) (1) the monthly average of new Agility and Agility-Plus customer leads generated and transferred to the Agility sales team for the first time by the Agility Business during the Reference Period (such average, the “Benchmark”), minus (2) the number of new Agility and Agility-Plus customer leads generated and transferred to the Agility sales team for the first time during the Measurement Period, divided by (y) the Benchmark, multiplied by (B) the Initial Holdback Amount.

“Holdback Negotiation Period” has the meaning set forth in Section 2.8(d).

“Holdback Notice of Objection” has the meaning set forth in Section 2.8(c).

“Holdback Review Period” has the meaning set forth in Section 2.8(c).

“Holdback Statement” has the meaning set forth in Section 2.8(b).

“Initial Holdback Amount” has the meaning set forth in Section 2.8(a).

“Measurement Period” means the 30-day period immediately prior to the Closing Date.

“Pre-Closing Leads Matter” means the concerns expressed by the Buyer that Parent or its Affiliates diverted prospective customers of the Agility Business away from the Agility Business to competitive businesses run by one or more Affiliates of Parent between the PRN Closing Date and the Closing Date.

“Reference Period” means the 90-day period immediately prior to the PRN Closing (which the parties stipulate to have been June 16, 2016).

“Remaining Holdback Amount” means (A) the Initial Holdback Amount, minus (B) the Final Holdback Amount.

(b) The following sentence is added to the end of Section 2.2 of the Agreement:

If Parent has not received the entire Closing Payment less the Initial Holdback Amount by 4.00 p.m. prevailing United Kingdom time on the day immediately following the Closing Date, then Parent shall have the right to rescind, revoke and unwind the Closing, in which case the Parties will take all actions necessary to put the Parties in the same respective places as if the Closing had not occurred.

(c) The following is added to the Agreement as a new Section 2.8:

Section 2.8 Holdback and Escrow.

(a) Notwithstanding anything to the contrary in this Agreement, including Section 2.3(a), an amount of the Closing Payment equal to $250,000 (the “Initial Holdback Amount”) shall not be paid to Parent by the Buyer at the Closing and will instead be initially retained by the Buyer and then paid as provided in this Section 2.8. Within three Business Days following the Closing Date, the Buyer will deposit the Initial Holdback Amount into a third-party escrow account established with a mutually agreed, nationally recognized U.S. bank as escrow agent (the “Escrow Agent”) pursuant to a customary escrow agreement entered into by and among Parent, the Buyer and the Escrow Agent, the terms of which shall be negotiated in good faith by the parties hereto (the “Escrow Agreement”).

(b) On or prior to the 30th day following the Closing Date, Parent will prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Holdback Statement”), which shall set forth Parent’s good faith calculation of the Holdback Amount, along with a reasonable level of detail supporting such calculation.

(c) Upon receipt from Parent of the Holdback Statement, the Buyer shall have 30 days to review the Holdback Statement (the “Holdback Review Period”). At the Buyer’s request, until the final determination of the Holdback Amount pursuant to this Section 2.8 (the “Final Holdback Amount”), Parent (i) shall reasonably cooperate and assist, and shall cause its Representatives to reasonably cooperate and assist, the Buyer and its Representatives in the review of the Holdback Statement, and (ii) shall provide the Buyer and its Representatives with any information reasonably requested by the Buyer in connection with its review of the Holdback Statement. If the Buyer disagrees with Parent’s computation of any portion of the Holdback Amount set forth in the Holdback Statement, the Buyer shall, on or prior to the last day of the Holdback Review Period, deliver a written notice to Parent (the “Holdback Notice of Objection”), setting forth the Buyer’s objections to Parent’s calculation of the Holdback Amount. Any Holdback Notice of Objection shall specify those items or amounts with which the Buyer disagrees and shall set forth the Buyer’s calculation of the Holdback Amount based upon such objections.

(d) If the Buyer does not deliver a Holdback Notice of Objection to Parent within the Holdback Review Period, the Buyer shall be deemed to have accepted Parent’s calculation of the Holdback Amount set forth in the Holdback Statement, and such calculation shall be deemed the Final Holdback Amount, conclusive and binding on the parties hereto. If the Buyer delivers a Holdback Notice of Objection to Parent within the Holdback Review Period, the Buyer and Parent shall, during the 30 days following such delivery or any mutually agreed upon extension thereof (the “Holdback Negotiation Period”), use their good faith efforts to reach agreement on the disputed items and amounts in order to determine the amount of the Final Holdback Amount. If the Buyer and Parent are not able to reach agreement on the disputed items and amounts in order to determine the amount of the Final Holdback Amount during the Holdback Negotiation Period, then the Final Holdback Amount will be finally determined by the Independent Expert pursuant to procedures consistent with Section 2.4(d).

(e) If the Final Holdback Amount is equal to or less than zero, then the Buyer and Parent will deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to release to Parent the full Initial Holdback Amount. If the Final Holdback Amount is greater than zero, then the Buyer and Parent will deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to release (i) to the Buyer the Final Holdback Amount, and (ii) to Parent, the Remaining Holdback Amount.

(f) Any amounts released to the Buyer pursuant to this Section 2.8 shall be treated as an adjustment to the Purchase Price by the parties hereto for Tax purposes, unless otherwise required by applicable Law.

(g) Notwithstanding anything in this Agreement, including Article IX, to the contrary, the Buyer’s sole and exclusive remedy with respect to any claims based on the Pre-Closing Leads Matter, including any Losses resulting from breaches of any representations, warranties or covenants contained in this Agreement based on to the Pre-Closing Leads Matter, shall be limited to the Buyer’s receipt of any Final Holdback Amount pursuant to this Section 2.8.

2. No Other Amendment. All other terms and conditions of the Agreement that are not expressly amended by this Amendment, including without limitation the representations, warranties, covenants and agreements of the respective parties, shall remain in full force and effect without other or further amendment or modification.

3. Counterparts. This Amendment may be executed in multiple counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof or thereof signed by the other party hereto. The parties agree that the delivery of this Amendment, and any other agreements and documents contemplated hereby, may be affected by means of an exchange of facsimile or electronically transmitted signatures (including in portable document format (pdf)).

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IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to be executed by their respective duly authorized officers to be effective as of the date first above written.

THE BUYER:

AGILITY PR SOLUTIONS LLC F/K/A
MEDIAMISER LLC

By:	/s/ O’Neil Nalavadi
Name: O’Neil Nalavadi
Title: SVP and CFO, Innodata Inc., Sole Member

AGILITY PR SOLUTIONS LTD. F/K/A
MEDIAMISER LTD.

By:	/s/ O’Neil Nalavadi
Name: O’Neil Nalavadi
Title: Director

PARENT:

PWW ACQUISITION LLC

By:	/s/ Jack Pearlstein
Name: Jack Pearlstein
Title: Chief Financial Officer

Signature Page to Amendment No. 1 to Asset Purchase Agreement